Exhibit 16.1

September 18, 2017

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re:    Sierra Wireless, Inc.

Dear Sir or Madam:

We have read the section titled “Change in Numerex Accountants” of Form F-4 of Sierra Wireless, Inc. dated September 18, 2017, and have the following comments:

1.	We agree with the statements made in the first, second, third, fourth, and sixth paragraphs concerning our firm contained therein.

2.	We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Very truly yours,

/s/ GRANT THORNTON LLP